CERTIFICATE OF ELIMINATION

OF

12.0% SERIES A CUMULATIVE PREFERRED STOCK

OF

Goldman Sachs private credit corp.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Goldman Sachs Private Credit Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, certifies as follows:

1. Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority granted in the Corporation’s Certificate of Incorporation (the “Charter”), the Corporation duly adopted, authorized and designated 515 shares of 12.0% Series A Cumulative Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), as evidenced by the Certificate of Designation of 12.0% Series A Cumulative Preferred Stock of Goldman Sachs Private Credit Corp. (the “Series A Certificate of Designation”) filed with the Secretary of State of the State of Delaware on April 6, 2023.

2. Pursuant to the provisions of Section 151(g) of the DGCL, the Board of Directors of the Corporation adopted the following resolutions:

RESOLVED, that no shares of Series A Preferred Stock are outstanding and none will be issued pursuant to the Series A Certificate of Designation; and be it further;

RESOLVED, that the officers of the Corporation be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Corporation to prepare and file a Certificate of Elimination (the “Certificate of Elimination”) setting forth a copy of these resolutions whereupon all matters set forth in the Series A Certificate of Designation shall be eliminated from the Corporation’s Charter and the shares of the Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Corporation without designation as to series; and be it further

RESOLVED, that the officers of the Corporation be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Corporation to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed and approved.

3. In accordance with Section 151(g) of the DGCL, the shares that were designated as Series A Preferred Stock are hereby returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer as of this 3rd day of November, 2023.

GOLDMAN SACHS PRIVATE CREDIT CORP.

By:	/s/ Tucker Greene
Name: Tucker Greene
Title: Chief Operating Officer

[Signature Page to Certificate of Elimination]